EXHIBIT 10 (v)

                           BLOUNT, INC.
              SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
                        FOR DONALD B. ZORN



1.   Purpose - The purpose of this Supplemental Executive
     Retirement Plan (SERP) is to provide Donald B. Zorn with a retirement benefit payable as a supplement to his vested benefit under The Blount Retirement Plan.

2.   Definitions

     a. Blount Plan is The Blount Retirement Plan, as in effect on January 19, 1994, including any future amendments or restatements adopted and effective while Donald B. Zorn is an employee of Blount, Inc.

     b.   Disability shall mean periods of time during which
          (i) Donald B. Zorn is totally and permanent disabled, and
          (ii) Donald B. Zorn is receiving Social Security disability benefits.

     c.   Effective Date of this SERP is January 19, 1994.

     d.   Excess Benefit Plan is the Blount, Inc. and
          Subsidiaries Supplemental Retirement Benefit Plan, as in effect on January 19, 1994, including any future amendments or restatements adopted and effective while
          Donald B. Zorn is an employee of Blount, Inc.

     e.   Internal Revenue Code shall mean the Internal Revenue
          Code of 1986, as amended and in effect at Donald B.
          Zorn's Termination Date.

     f.   Normal Retirement Date is May 24, 2001.

     g. SERP is this Supplemental Executive Retirement Plan sponsored by Blount, Inc. for Donald B. Zorn.

     h. Termination Date is the date on which the employment relationship between Donald B. Zorn and Blount, Inc.
          (including any affiliated company as defined in the Blount Plan) ceases.

3. Years of Benefit Service shall mean the years of benefit service granted to Donald B. Zorn under this SERP and the years of "Benefit Service" (as that term is defined in the Blount Plan) granted to Donald B. Zorn under the Blount Plan. Years of Benefit Service shall be determined in accordance with the following schedule:

              Years of Benefit    Years of Benefit   Total Years
             Service under the     Service under      of Benefit
       Age       Blount Plan         the SERP          Service

       58             1         +        1        =        2
       59             2         +        2        =        4
       60             3         +        3        =        6
       61             4         +        4        =        8
       62             5         +        5        =       10
       63             6         +        6        =       12
       64             7         +        7        =       14
       65             8         +        8        =       16


         Years of Benefit Service under the SERP shall continue to accrue during any period of Disability provided that Years of Benefit Service continue to accrue under the Blount Plan.

4. Vested Retirement Benefits payable under this SERP shall equal (a) less (b) where:

         (a) is the monthly retirement income that would be payable to Donald B. Zorn under the provisions of the Blount Plan, assuming
              (i) that in determining the fraction for purposes of Section 6.1(a)(i) of the Blount Plan, the numerator shall be his total Years of Benefit Service determined in accordance with paragraph 3 at his age when his employment terminates and the denominator of which is 16;
              (ii)  that for purposes of Section 6.1(a)(ii)(A) and
                    (B) of the Blount Plan, the Years of Benefit
                    Service he would accrue if he continued to accrue Benefit Service to his Normal
                    Retirement Date would be 25;
              (iii) that the Blount Plan does not contain the
                    $200,000 limitation on compensation imposed by
                    Section 401(a)(17) of the Internal Revenue
                    Code or the limitation on benefits imposed by
                    Section 415 of the Internal Revenue Code;

              and

         (b)  is the sum of (i), (ii), and (iii), where
              (i) is the monthly retirement income actually payable to Donald B. Zorn under the Blount Plan;
              (ii) is the monthly retirement income actually payable to Donald B. Zorn under the Excess Benefit Plan; and
              (iii) is the monthly retirement income actually paid
                    to Donald B. Zorn under any pension plan maintained by a former employer of Donald B. Zorn.

     Vested retirement benefits are payable on or after Donald B. Zorn's Termination Date provided he has obtained a fully vested interest under the Blount Plan. No benefits shall be payable under this SERP until Donald B. Zorn has obtained a fully vested interest under the Blount Plan. No benefits are payable during continued employment. The above benefit is on a life annuity basis. If an optional form of benefit is desired, the benefit above will be adjusted by the actuarial factors used by the Blount Plan. In determining benefits under this paragraph, amounts described in paragraphs
     (b)(i), (b)(ii) and (b)(iii) above that are paid in a form other than a straight life annuity shall be valued as a straight life annuity using the actuarial factors used by the Blount Plan.

5. Donald B. Zorn shall receive the following benefits as defined in the Blount Plan, which benefits shall be calculated on the basis of the benefit formula set forth in paragraph 4 above:

         a. Benefits due to the pre-retirement death of Donald B.
            Zorn;

         b. Normal and optional forms of payment under the Blount
            Plan provided that the form of payment under this SERP shall be the same as the form of payment elected by Donald B. Zorn under the Blount Plan;

         c. If Donald B. Zorn elects for payment of his vested retirement benefits to commence prior to his Normal Retirement Date but after 10 Years of Benefit Service as determined under paragraph 3, his vested retirement benefits will be reduced by .3% for each full month by which the date his benefits begin precedes his Normal Retirement Date.

6. Non-Alienation of Benefits - To the maximum extent permitted by law, no benefit under this SERP shall be assignable or subject in any manner to alienation, sale, transfer, claims of creditors, pledge, attachment or encumbrances of any kind.

7. Administration - The Board of Directors of Blount, Inc. or at its discretion, the Compensation Committee of the Board of Directors, shall administer, construe, and interpret this Plan. No member of the Board of Directors or the Committee, as the case may be, shall be liable for any act done or determination made in good faith. The construction and interpretation by the Board of Directors or the Committee of any provision of this Plan shall be final and conclusive. The Board of Directors or the Committee may, in its discretion, delegate its duties to an officer or employee or committee composed of officers or employees of Blount, Inc.

8.   Amendment or Termination - The Board of Directors and Donald
     B. Zorn may amend this SERP from time to time in any respect with the consent of the other party. This Plan may not be terminated without the consent of Blount, Inc. through its Board of Directors or its designated Committee or officer and Donald B. Zorn.

9. Construction of the Plan - This SERP is unfunded. This SERP shall be so construed that it will be maintained primarily for the purpose of providing certain retirement and death benefits for Donald B. Zorn.

     This SERP and the rights and obligations of the parties thereunder, shall be construed in accordance with the laws of the State of Alabama.

10. Forfeiture of Benefits - At the discretion of the Board of Directors and after a timely written notice to Donald B.
     Zorn (or his spouse or other beneficiary if Donald B. Zorn has no right or power to change such beneficiary, whether by reason of his death or otherwise), rights to receive any benefits under this SERP may be forfeited, suspended, reduced or terminated by the Board of Directors if it determines in good faith that good cause for the forfeiture, suspension, reduction or termination has been shown. For purposes of this Section 10, good cause shall mean (1)
     Donald B. Zorn's engaging in competition with Blount, Inc.
     without appropriate prior authorization from the Board of Directors, (2) any material breach or violation of Donald B. Zorn's duties as an employee including but not limited to violation of any ethics or business conduct policies adopted by the Board of Directors, or (3) any material misconduct, including misconduct in the performance of duties which is manifestly injurious to Blount, Inc. Written notice under this Section 10 shall be timely if sent to Donald B. Zorn's last known address within 12 months after the Board of Directors discovers the existence of facts which could give rise to a loss of benefits; provided, however, that said notice, to be effective, must be sent to Donald B. Zorn within 18 months following his termination of employment with Blount, Inc.

11.  Denied Claims

         a. If any application for payment of a benefit under the SERP shall be denied, Blount, Inc. shall:
              (i) Notify Donald B. Zorn within a reasonable time of such denial setting forth the specific reasons therefor; and
              (ii) Afford Donald B. Zorn a reasonable opportunity
                   for a full and fair review of the decision denying the claim.

         b. Notice of such denial shall set forth, in addition to the specific reasons for the denial, the following:
              (i)   Reference to pertinent provisions of the SERP;
              (ii) Such additional information as may be relevant to denial of claim;
              (iii) An explanation of the claims review procedure;
              (iv) Advice that Donald B. Zorn may request the opportunity to review pertinent plan documents and submit a statement of issues and comments.

         c. Within 60 days following advice of denial of his claim, upon request made by Donald B. Zorn for a review of such denial, Blount, Inc. shall take appropriate steps to review its decision in light of any further information or comments submitted by Donald B. Zorn. Blount, Inc. shall be empowered to hold a hearing at which Donald B. Zorn shall be entitled to present the basis of his claim for review and at which he may be represented by counsel.

         d. Blount, Inc. shall render a decision within 60 days after Donald B. Zorn's request for review (which may be extended to 120 days if circumstances so require) and shall advice Donald B. Zorn in writing of its decision on such review, specifying its reasons and identifying appropriate provisions of the Plan.

Signed and agreed to this 14th day of September, 1994.



                                               BLOUNT, INC.


                             By:
                             Its:




                                              Donald B. Zorn